Exhibit 23.3

Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP

We hereby consent to the reference of our firm under the heading “Legal Matters” in this Registration Statement on Form S-3 of China Precision Steel, Inc. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations thereunder.

June 1, 2007

/s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP